UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2015

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

0-21969	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 694-5700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 15, 2015, Ciena Canada, Inc. (“Tenant”), a subsidiary of Ciena Corporation (“Ciena”), entered into a Work Letter (the “Work Letter”) and a Lease Agreement (the “Lease”) with Innovation Blvd. II Limited (“Landlord”), to construct and lease two new office buildings in Ottawa, Canada (“Premises”). The Premises is adjacent to an office building currently leased by Tenant from Landlord, and is expected to be part of a future campus that will replace and consolidate Ciena’s research and development center located in the “Lab 10” building on the former Nortel Carling Campus in Ottawa, and Ciena’s existing facility in Kanata, Canada. The lease for Ciena’s existing Lab 10 building, more fully described in Ciena’s Annual Report on Form 10-K for fiscal 2014 filed with the Securities and Exchange Commission on December 19, 2014, will expire on December 31, 2017.

The Work Letter provides for the construction of two buildings identified as Buildings B and C, consisting of an agreed-upon rental area totaling 254,318 square feet. Landlord will construct the buildings and contribute up to a maximum of $290.00 per rentable square foot in total construction costs plus certain additional allowances for Tenant improvements, with Tenant responsible for any additional amounts. The construction of Building C is expected to be completed in November 2016, and the construction of Building B is expected to be completed in January 2017.

The term of the Lease shall continue for a period of 180 calendar months from the commencement date, which shall depend upon the completion of fixturing of the buildings. Tenant has the option to renew the Lease for an additional ten-year period thereafter. Landlord has the right to terminate the Lease upon customary events of default, including failure to pay rent, insolvency, or an uncured breach of Tenant’s other obligations under the Lease.

The annual basic rent under the Lease will be CDN $6,823,352 exclusive of operating expenses, until the conclusion of the 60th month of the Lease. Thereafter, the annual basic rent under the Lease will escalate by an additional $2.68 per square foot for months 61 through 120, and then by an additional $2.95 per square foot for months 121 through 180 of the lease term. The Lease is secured by a guarantee of all obligations of Tenant by Ciena.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: April 17, 2015	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary